Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Patrick Fitzgerald
Mylan Laboratories Inc.
724.514.1800

Kris King
Mylan Laboratories Inc.
724.514.1800
Mylan Reports Fiscal 2006 Adjusted Diluted EPS at the Upper End of its Previously Issued Guidance of $1.00
Reaffirms Fiscal 2007 EPS Guidance of $1.20 to $1.40
PITTSBURGH, PA – May 9, 2006 – Mylan Laboratories Inc. (NYSE: MYL) today announced its financial results for the fourth quarter and fiscal year ended March 31, 2006. For the fourth quarter, the Company reported earnings per diluted share of $0.27, compared to $0.14 in the same prior year period. For the fiscal year ended March 31, 2006, the Company reported adjusted earnings per diluted share of $1.00 and GAAP earnings per diluted share of $0.79. Mylan today also reaffirmed its fiscal 2007 guidance of $1.20 to $1.40 per diluted share. This range of guidance excludes approximately $0.06 per diluted share of stock-based compensation under Statement of Financial Accounting Standards (“SFAS”) No. 123(R) which was adopted by the Company on April 1, 2006. Had the Company been required to adopt SFAS No. 123(R) on April 1, 2005, the impact on the financial results for the fiscal year ended March 31, 2006, would have been approximately $0.04 per diluted share.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “We are very pleased to have delivered strong results at the upper end of the guidance we provided despite the fact that the generic industry continues to be highly competitive and unpredictable. This strong performance was driven by the successful execution of each of our strategic initiatives. We are well positioned as we enter fiscal 2007 based on the continued strengthening of our core generic business and the expected addition of significant new products from our robust pipeline. We are also pleased to reaffirm our fiscal 2007 guidance of $1.20 to $1.40 per share, which represents EPS growth of at least 20%.
During fiscal 2006, Mylan began providing adjusted earnings per diluted share, which is a non-GAAP measure, in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance. Adjusted earnings per diluted share does not include the following items: (1) certain research and development and marketing costs related to nebivolol that had been incurred until the out-licensing agreement relating to such product was signed, (2) costs, including restructuring costs, related to Mylan Bertek, the subsidiary that Mylan announced in the first quarter that it was closing, and (3) a contingent legal liability related to previously-disclosed litigation in connection with the Company’s lorazepam and clorazepate products. The Company continues to believe that it has meritorious defenses with respect to the claims in the litigation and intends to continue to vigorously defend its position, including pursuing a motion for judgment as a matter of law or, in the alternative, a new trial, and if those motions are denied, pursuing an appeal. A reconciliation of adjusted earnings per diluted share to GAAP earnings per diluted share for the fiscal year ended March 31, 2006, appears below.
Net revenues for the quarter ended March 31, 2006, were $315.0 million, the same as for the quarter ended March 31, 2005. Net revenues for fiscal 2006 were $1.24 billion compared to fiscal 2005 net revenues of $1.25 billion. New products launched during the year contributed $6.7 million to net revenues in the current year, compared to $87.3 million in the prior year, primarily due to fentanyl. The Company considers a product to be a new product for four quarters beginning with the quarter it is launched. As such, beginning with the fourth quarter of fiscal 2006, fentanyl is included in the Company’s base business. Mylan currently has one of the most robust pipelines in the Company’s history, with approximately 60 Abbreviated New Drug Applications (“ANDAs”) pending before the U.S. Food and Drug Administration (“FDA”), representing approximately $47.0 billion in calendar year 2005 brand sales.
Net earnings for the three months ended March 31, 2006, increased $19.5 million to $57.7 million from $38.1 million in the same prior year period. Net earnings for fiscal 2006 were $184.5 million compared to $203.6 million for fiscal 2005. Earnings per diluted share were $0.74 in the prior year, which includes net gains of approximately $0.06 from the settlement of other litigation.
Financial Summary
Net revenues for the fourth quarter of fiscal 2006 were $315.0 million, the same as for the fourth quarter of fiscal 2005. During the quarter, price erosion on certain products within the Company’s portfolio was essentially offset by favorable volume.
Additionally, the results for the fourth quarter of fiscal 2006 included other revenues of $9.6 million compared to $1.4 million in the same prior year period. The increase is primarily due to revenue recognized on the sale of Mylan’s Apokyn® product in the third quarter.
Gross profit for the fourth quarter of fiscal 2006 increased by 5% or $7.6 million to $160.8 million from $153.2 million in the same prior year period, while margins increased to 50% from 48%. Operating income was $91.8 million for the three months ended March 31, 2006, an increase of $38.6 million from the same prior year period. The increase in gross profit and lower overall operating expenses were primarily responsible for the increase in operating income.
Research and development (“R&D”) expenses decreased by $1.6 million to $19.5 million from $21.2 million in the same prior year period, while selling, general and administrative (“SG&A”) expenses decreased by $29.4 million to $49.4 million from $78.8 million. SG&A expenses in the prior year fourth quarter included $18.3 million of costs associated with a terminated acquisition. Additionally, the decrease in SG&A expenses is a direct result of cost savings realized from the closure of Mylan Bertek in the current year.
For the fiscal year ended March 31, 2006, net revenues decreased by $7.8 million or 1% to $1.24 billion from $1.25 billion in the prior fiscal year. New products launched during the year contributed $6.7 million to net revenues in the current year, compared to $87.3 million in the prior year. However, fiscal 2006 net revenues did benefit from a full year of sales of fentanyl, as well as other products launched during fiscal 2005. Additionally, as in the fourth quarter, favorable volume essentially offset price erosion on certain products within the Company’s portfolio.
Fiscal 2006 included other revenues of $17.2 million, compared to $5.6 million in the prior year. The majority of the increase in the current year is the result of the sale of Mylan’s Apokyn product in the third quarter.
Gross profit for fiscal 2006 increased by $4.1 million to $627.6 million from $623.5 million in fiscal 2005 and gross margins remained stable at 50%. Operating income was $287.4 million for fiscal 2006, a decrease of $14.8 million from prior year operating income of $302.2 million. This decrease is the result of the negative impact of litigation in the current year compared to the prior year, and higher R&D expenses, partially offset by lower SG&A expenses. In the prior year, $26.0 million of net gains on legal settlements were recorded. The current year includes a charge of $12.4 million, the majority of which was to accrue for a contingent legal liability with respect to the lorazepam and clorazepate litigation.
R&D expenses increased by $14.2 million to $102.1 million primarily as a result of an increase in ongoing studies, in particular those with respect to nebivolol, prior to the outlicensing of the product early in the fourth quarter. SG&A expenses decreased by $33.7 million to $225.8 million as a result of cost savings realized from the closure of Mylan Bertek, net of the related restructuring charges, and as a result of $22.9 million of charges incurred in the prior year with respect to a terminated acquisition.
Fiscal 2006 included restructuring charges of approximately $20.9 million of which $19.9 million is recorded in SG&A. The restructuring charges consist primarily of severance and related costs primarily associated with the Mylan Bertek sales force as well as lease termination costs and sample inventory write-offs.
Other income for the fourth quarter and fiscal year ended March 31, 2006 was $4.1 million and $18.5 million, which consists primarily of interest income. Interest expense totaled $11.7 million and $31.3 million for the three and twelve months ended March 31, 2006.
During fiscal 2006, Mylan issued $775.0 million of long-term debt which was used to partially finance a modified “Dutch Auction” self-tender and $250.0 million follow-on repurchase. In total during fiscal 2006, the Company repurchased 63.9 million shares of its common stock for a total of $1.26 billion. During the year, Mylan made $87.1 million in payments on its long-term debt, including an optional pre-payment of $85.0 million in March 2006. Capital expenditures for the year ended March 31, 2006, were $103.7 million, and comparable expenditures are expected for fiscal 2007.
Non-GAAP Financial Measures
Prior to fiscal 2006, Mylan had not disclosed non-GAAP financial measures when providing financial results. However, due primarily to the restructuring that occurred during fiscal 2006 and the outlicensing of the Company’s nebivolol product completed in the fourth quarter (both of which were announced as plans by Mylan on June 14, 2005), Mylan now believes that an evaluation of its ongoing operations (and comparisons of its current operations with future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as those discussed above in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s ongoing, normal business operations do not include such items. Also, management uses these measures internally for forecasting and budgeting. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Reconciliation of Non-GAAP Financial Measures
Below is a reconciliation of adjusted diluted EPS to GAAP diluted EPS:

Fiscal year ended
March 31, 2006
Adjusted diluted EPS	$1.00
Mylan Bertek and nebivolol expenses	(0.11)
Restructuring charges and other non-recurring expenses	(0.06)
Contingent legal liability	(0.04)

GAAP diluted EPS	$0.79

Conference Call and Live Webcast
Mylan will host a conference call and live webcast to discuss its fourth quarter and fiscal year 2006 financial results on Tuesday, May 9, 2006, at 5 p.m. ET. The dial-in number to access this call is (800) 500-0311 or (719) 457-2698 for international callers. A replay will be available at (888) 203-1112 or (719) 457-0820 for international callers, with access pass code 4915650. The replay will be available from approximately 8 p.m. ET on May 9, 2006, through 8 p.m. ET on May 16, 2006. To access the live webcast, go to Mylan’s Web site at www.mylan.com and click on the webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. A replay of the webcast will be available on www.mylan.com until May 16, 2006.
Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s fiscal 2007 earnings guidance, its future growth, the addition of new products and pending litigation. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward- looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; the Company’s ability, or a partner’s ability, to obtain required FDA approvals for new products on a timely basis; uncertainties regarding continued market acceptance of and demand for the Company’s products; the results or effects of FDA or other regulatory investigations, including the Company’s ability to continue to market and sell its products; the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenues or net income; unexpected delays in the Company’s ability to submit applications to the FDA; risks inherent in legal proceedings; the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for fentanyl; a regulatory or other delay impacting the launch of nebivolol; the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry; the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental programs could be challenged, and that sanctions or penalties could be assessed; the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain; the possible loss of business from the Company’s concentrated customer base; the risk that operating or financial restrictions imposed by the Company’s senior secured credit facility or indenture for its senior notes may prevent the Company from taking certain actions, including capitalizing on significant business opportunities; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions; the Company’s dependence on third party suppliers and distributors for raw materials; the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities; the effects of consolidation of the Company’s customer base; uncertainties regarding patent, intellectual and other proprietary property protections; the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products; possible reductions in reimbursement rates for pharmaceutical products; possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs; uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards; prevailing market conditions; changes in economic and financial conditions of the Company’s business; and uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item I of the Company’s Form 10-K for the year ended March 31, 2005, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Annual Report on Form 10-K is filed with the SEC could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.
Mylan Laboratories Inc. is a leading pharmaceutical company with three subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., and UDL Laboratories, Inc., that develop, manufacture and market an extensive line of generic and proprietary products. For more information about Mylan, visit www.mylan.com.

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Net revenues	$314,983	$315,029	$1,239,988	$1,247,785
Other revenues	9,563	1,406	17,176	5,589

Total revenues	324,546	316,435	1,257,164	1,253,374

Cost of sales	163,792	163,248	629,548	629,834

Gross profit	160,754	153,187	627,616	623,540

Operating expenses:
Research and development	19,530	21,177	102,057	87,881
Selling, general and administrative	49,424	78,841	225,754	259,478
Litigation, net	—	—	12,417	(25,990)

Total operating expenses	68,954	100,018	340,228	321,369

Earnings from operations	91,800	53,169	287,388	302,171

Interest expense	11,722	—	31,285	—
Other income, net	4,083	3,781	18,502	10,076

Earnings before income taxes	84,161	56,950	274,605	312,247
Provision for income taxes	26,511	18,815	90,063	108,655

Net earnings	$57,650	$38,135	$184,542	$203,592

Earnings per common share:
Basic	$0.27	$0.14	$0.80	$0.76

Diluted	$0.27	$0.14	$0.79	$0.74

Weighted average common shares:
Basic	209,717	269,276	229,389	268,985

Diluted	215,610	273,003	234,209	273,621

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	March 31, 2006	March 31. 2005
Assets:
Current assets:
Cash and cash equivalents	$150,124	$137,733
Marketable securities	368,003	670,348
Accounts receivable, net	242,193	297,334
Inventories	279,008	286,267
Other current assets	152,572	136,770

Total current assets	1,191,900	1,528,452
Non-current assets	678,626	607,221

Total assets	$1,870,526	$2,135,673

Liabilities:
Current liabilities	$265,250	$245,507
Long-term debt	685,188	—
Other non-current liabilities	132,437	44,230

Total liabilities	1,082,875	289,737
Total shareholders’ equity	787,651	1,845,936

Total liabilities and shareholders’ equity	$1,870,526	$2,135,673